Exhibit 10.15

Executive Common Unit and Profits Unit Agreement

This Executive Common Unit and Profits Unit Agreement, dated as of the date set forth on the page immediately following the signature page hereof, is entered by and among Core & Main Holdings, LP, a Delaware limited partnership (the “Partnership”), Core & Main Management Feeder, LLC, a Delaware limited liability company (“Management LLC”), and the Executive whose name appears on the signature page hereof (the “Executive”), pursuant to, and subject to the terms of, the Core & Main Holdings, LP Equity Incentive Plan. The meaning of each capitalized term may be found in Section 10.

The Partnership, Management LLC and the Executive hereby agree as follows:

Section 1. Purchase and Sale of Common Units

(a) In General. Subject to all of the terms of this Agreement, at the Closing the Executive shall indirectly acquire, and the Partnership shall sell, the aggregate number of Common Units of the Partnership set forth on the page immediately following the signature page hereof, at the purchase price set forth on the page immediately following the signature page hereof. This purchase of Common Units is being made, and the terms of the Common Units are subject to, this Agreement, the Equity Incentive Plan, the Partnership Agreement and the Management LLC Agreement (including, without limitation, “tag-along” rights and “drag-along” obligations passed through to the Executive under Section 16 of the Management LLC Agreement). Such purchase shall be effected by (x) the Executive’s purchase of a number of Common Units of Management LLC equal to the number of Common Units of the Partnership set forth on the page immediately following the signature page hereof, at the purchase price set forth on the page immediately following the signature page hereof, and (y) the purchase, immediately thereafter, by Management LLC of the Common Units of the Partnership referred to in the first sentence of this Section 1(a), and at the purchase price referred to herein. For avoidance of doubt, the Common Units shall be fully vested (i.e., not subject to forfeiture) when purchased at the Closing.

(b) Condition to Sale. Notwithstanding anything in this Agreement to the contrary, the Partnership shall have no obligation to sell any Common Units of the Partnership that would be indirectly held by any Person through Management LLC who is not an employee or director of the Partnership or any of its Subsidiaries at the time that such Common Units of the Partnership are to be sold or who is a resident of a jurisdiction in which the sale of Common Units of the Partnership to him or her would constitute a violation of the securities, “blue sky” or other laws of such jurisdiction.

(c) Restrictive Covenants. The Executive, in consideration of the sale of the Common Units pursuant to this Section 1 and the grant of the Profits Units pursuant to Section 3, agrees to be bound by the covenants set forth in Appendix A to this Agreement. These covenants shall be in addition to, and shall not supersede, the covenants set forth in any other agreement to which the Executive and the Partnership or an Affiliate of the Partnership are or hereafter become parties. In agreeing and accepting these covenants, the Executive acknowledges having reviewed them and agrees that these covenants are reasonable in time and scope and do not pose an undue hardship on the Executive. The Executive further acknowledges and agrees that the Partnership would not have entered into this Agreement and issued Units under this Agreement if the Executive did not agree to these covenants.

(d) Deferred Investment. If the Executive is a party to a separate agreement with the Partnership and Management LLC that permits the Executive to provide any portion of the Purchase Price on a deferred basis, then any of the provisions of this Agreement that are expressly inconsistent with such letter agreement shall be deemed to be modified as expressly provided in such letter agreement.

Section 2. The Closing as to Common Units.

(a) Time and Place. The closing of the purchase and sale of the Common Units (the “Closing”) shall take place at a time and place selected by the Partnership on or within five (5) business days following the date on which the Closing requirements of the Executive and Management LLC set forth in Section 2(b) have been completed.

(b) Delivery by the Executive. At or prior to the Closing, the Executive shall deliver (1) to the Partnership, a counterpart signature to this Agreement, (2) to the Partnership and Management LLC, a completed accredited investor questionnaire attached hereto as Appendix B, (3) to Management LLC, a joinder to the Management LLC Agreement in the form attached hereto as Appendix C, and (4) to the Partnership, on behalf of Management LLC, the Purchase Price for the Common Units as set forth on the page immediately following the signature page hereof. If requested by the Partnership or Management LLC, the Executive shall at the Closing also deliver to the Partnership and Management LLC the form of spousal waiver referred to in Section 7.3 of the Equity Incentive Plan. In addition, following the Closing, the Executive shall deliver to the Company’s outside counsel the Section 83(b) Election Form attached hereto as Appendix D no later than the date specified therein.

(c) Delivery by the Partnership and Management LLC. At the Closing, the Partnership shall evidence Management LLC’s ownership of the Common Units of the Partnership in its customary manner, and Management LLC shall evidence the Executive’s ownership of the Common Units of Management LLC in in its customary manner.

Section 3. Grant of Profits Units

(a) In General. Subject to all the terms of this Agreement, the Partnership has elected to indirectly grant to the Executive the number of Profits Units of the Partnership specified on the page immediately following the signature page hereof, to be held indirectly as provided herein. This grant of Profits Units is being made, and the terms of the Profits Units are subject to, this Agreement, the Equity Incentive Plan, the Partnership Agreement and the Management LLC Agreement (including, without limitation, “tag-along” rights and “drag-along” obligations passed through to the Executive under Section 16 of the Management LLC Agreement). Such grant shall be effected by (x) the grant by Management LLC of Profits Units of Management LLC equal to the number of Profits Units of the Partnership set forth on the page immediately following the signature page hereof, and (y) the grant, concurrently therewith, by the Partnership to Management LLC of the Profits Units referred to in the first sentence of this Section 3(a).

(b) 83(b) Election. As a condition to the grant of Profits Units of Management LLC, the Executive shall make an election under section 83(b) of the Code with respect to such Profits Units, in the form attached hereto as Appendix D.

(c) Benchmark Amount. Each Profits Unit of the Partnership granted hereby shall have the Benchmark Amount specified on the page immediately following the signature page hereof.

(d) Delivery by the Executive. On or prior to the Grant Date, the Executive shall deliver to the Partnership and Management LLC a counterpart signature to this Agreement.

(e) Delivery by the Partnership and Management LLC. On the Grant Date, the Partnership shall evidence Management LLC’s ownership of the Profits Units of the Partnership in its customary manner, and Management LLC shall evidence the Executive’s ownership of the Profits Units of Management LLC in in its customary manner.

Section 4. Vesting and Forfeiture of Profits Units

(a) Vesting. Except as otherwise provided in Section 4(b) or Section 4(c) of this Agreement or as agreed in writing between the Partnership and the Executive, the Profits Units of the Partnership specified on the page immediately following the signature page hereof and the corresponding Profits Units of Management LLC shall each become vested in five equal annual installments on each of the first through fifth anniversaries of the Vesting Commencement Date, subject to the continuous employment of the Executive with the Partnership until the applicable vesting date.

(b) Acceleration on a Change in Control. In the event of a Change in Control, subject to the Executive’s continued employment with the Partnership until the Change in Control, any Profits Units which are then unvested shall automatically become vested upon the occurrence of the Change in Control.

(c) Discretionary Acceleration. The General Partners, in their sole discretion, may accelerate the vesting of all or a portion of the Profits Units, at any time and from time to time.

(d) Effect of Termination of Employment. If the Executive’s employment terminates as a result of the Executive’s death or Disability, all of such Executive’s unvested Profits Units shall become fully and immediately vested upon such termination of employment. Upon termination of the Executive’s employment for any reason other than the Executive’s death or Disability, all of the Executive’s unvested Profits Units shall be forfeited. In the event the Executive’s employment is terminated for Cause, all Profits Units (whether or not then vested) shall automatically be forfeited immediately upon such termination.

(e) No Other Accelerated Vesting. The vesting provisions set forth in this Section 4, or expressly set forth in the Equity Incentive Plan, shall be the exclusive vesting provisions applicable to the Profits Units and shall supersede any other provisions relating to vesting, unless such other such provision expressly refers to the Equity Incentive Plan by name and this Agreement by name and date.

(f) Effect of Vesting. In the event that any Profits Units of the Partnership become vested under this Agreement for any reason, the Profits Units of Management LLC that were issued in respect of such Profits Units of the Partnership shall also simultaneously and automatically become vested. In addition, in the event that any Profits Units of the Partnership are forfeited under this Agreement for any reason, the Profits Units of Management LLC that were issued in respect of such Profits Units of the Partnership shall also simultaneously and automatically be forfeited.

Section 5. Executive’s Representations and Warranties. In connection with the transactions contemplated by this Agreement, the Executive hereby provides the Partnership and Management LLC with the representations, warranties and covenants set forth in Section 12 of the Management LLC Agreement.

Section 6. Restriction on Transfer of Units

(a) In General. Prior to an IPO, the Executive shall not Transfer any of the Common Units of Management LLC other than (i) upon the Executive’s death by will or by the laws of descent and distribution, (ii) repurchases by the Partnership or the Investors pursuant to Section 7, (iii) in accordance with the terms of the Management LLC Agreement, or (iv) with Management LLC’s consent (including for any transfers for estate planning purposes). Common Units of Management LLC may only be Transferred in a manner that complies with all applicable securities laws and, if Management LLC so requests, prior to any attempted Transfer the Executive shall provide Management LLC at the Executive’s expense with such information relating to the compliance of such proposed Transfer with the terms of this Agreement and applicable securities laws as Management LLC shall reasonably request, which may include an opinion of counsel in form and substance reasonably satisfactory to Management LLC regarding such securities law or other matters as Management LLC shall request (such counsel to be reasonably satisfactory to Management LLC). In the event that there occurs a Transfer of any Common Units of Management LLC issued hereunder by will or by the laws of descent and distribution or with Management LLC’s consent, each transferee shall enter into a Subscription Agreement or other instrument reasonably satisfactory to Management LLC governing the Common Units so Transferred that contains repurchase rights, transfer and other restrictions on such Common Units reasonably equivalent to those contained herein.

(b) No Transfer That Would Result In Registration Requirements. Prior to an IPO, the Common Units may not be Transferred if such Transfer would result in the Partnership or Management LLC becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (or other similar provision of non-U.S. law) or would increase the risk that the Partnership or Management LLC would be subject to such reporting requirements as determined by the Partnership or Management LLC in its sole and absolute discretion. Any purported Transfer in violation of this Section 6(b) shall be void ab initio.

(c) Profits Units. Profits Units are not transferable except as may be approved by the General Partners, and subject to such conditions and limitations as may be determined by the General Partners.

(d) Expiration Upon an IPO. The provisions of this Section 6 shall terminate upon the consummation of an IPO with respect to any security received by the Executive that is of the same class of securities as those registered under the Securities Act in connection with such IPO.

Section 7. Repurchase Rights on Termination of Employment

(a) Rights of the Partnership and the Investors. If (i) the Executive’s employment with the Partnership terminates for any reason prior to an IPO or (ii) the Partnership determines that the Executive is engaging or has engaged in Competitive Activity during employment or during the period during which such Competitive Activity is prohibited under the applicable agreement, the Partnership may elect to purchase all or a portion of the Common Units and vested Profits Units of the Partnership held by Management LLC that correspond to the Common Units and vested Profits Units of Management LLC held by the Executive by written notice to Management LLC delivered on or before the sixtieth (60th) day after the Determination Date. The Investors may elect to purchase all or any portion of the Common Units and Profits Units of the Partnership that the Partnership has not elected to purchase by written notice to the Executive delivered at any time on or before the eightieth (80th) day after the Determination Date (the “Second Option Period”). If the Partnership or the Investors, as the case may be, make such election(s), then Management LLC shall either (x) have the right to elect, and shall elect, to repurchase the same number of Common Units and Profits Units of Management LLC held by the Executive, and at the same repurchase price, as elected by the Partnership or the Investors or (y) redeem the portion of the Executive’s Common Units and Profits Units of Management LLC attributable to the Common Units and Profits Units of the Partnership that the Partnership and/or the Investors have elected to repurchase under this Section 7 in exchange for an in-kind distribution of the corresponding Common Units and Profits Units of the Partnership, in which case the repurchase rights of the Partnership and the Investors under this Section 7 shall be exercised directly against the Executive.

(b) Limited Right of the Executive to Require the Partnership to Repurchase Units. If, prior to an IPO, the Executive’s employment with the Partnership is terminated by reason of the Executive’s death or Disability and the right of repurchase pursuant to Section 7(a) has been exercised with respect to fewer than all of the number of Common Units and vested Profits Units held by the Executive at the date of termination, the Executive may, by written notice delivered to Management LLC and the Partnership within ninety (90) days following the expiration of the Second Option Period, require the Partnership to purchase all or a portion of the Common Units and Profits Units of the Partnership held by Management LLC that correspond to the Common Units and Profits Units of Management LLC then held by the Executive or the Executive’s estate (i.e., the number of the Executive’s Common Units and vested Profits Units minus the number of such Units repurchased pursuant to Section 7(a)). If the Executive or the Executive’s estate shall make the election provided in this Section 7(b), then the repurchase may, in the discretion of Management LLC and the Partnership, be effected using either of the methods described in last sentence of Section 7(a).

(c) Competitive Activity. Prior to the application of clause (ii) of Section 7(a) to the Executive, the Partnership shall provide the Executive with written notice of the action that is alleged to constitute Competitive Activity (the “Competitive Activity Notice Date”) and a reasonable opportunity to cure such action, if the Partnership determines that such action is reasonably susceptible of being cured. In the event the Executive fails to cure such action within a reasonable time (as determined by the General Partners), in addition to the rights provided in Section 7(a), the Partnership may cause any or all of the Executive’s Profits Units, whether vested or unvested, to be forfeited without any payment to the Executive.

(d) Repurchase Price. The purchase price per Unit pursuant to this Section 7 shall equal the “Repurchase Price” as of the “Determination Date”, determined pursuant to clause (i), (ii) or (iii), as applicable:

(i) If the employment of the Executive terminates for any reason (whether initiated by the Partnership or the Executive) other than by the Partnership for Cause, (I) the Determination Date shall mean the later of (x) the effective date of the Executive’s termination of employment and (y) six months and one day from the date of the Executive’s acquisition of the Units pursuant to this Agreement, (II) the Repurchase Price per Common Unit shall equal the Common Unit Repurchase Price of such Unit as of the Determination Date and (III) the Repurchase Price per Profits Unit shall equal the Profits Unit Repurchase Price of such Unit as of the Determination Date. For purposes of this Section 7(d)(i), the Partnership may, at its discretion, treat Units that are acquired less than six months and one day prior to the effective date of the Executive’s termination of employment (such Units, the “Immature Units”) as having separate Determination Dates from the Determination Date applicable to Units that are not Immature Units.

(ii) If the employment of the Executive is terminated by the Partnership for Cause, (I) the Determination Date shall be the effective date of the Executive’s termination of employment and (II) the Repurchase Price per Common Unit shall equal the lesser of (i) the Common Unit Repurchase Price of such Unit as of the Determination Date and (ii) the excess, if any, of (a) the price at which the Executive purchased such Common Unit over (b) the aggregate amount of any distributions made prior to the Determination Date to the Executive in respect of such Common Units.

(iii) If the repurchase occurs by reason of the Executive having engaged in Competitive Activity, (I) the Determination Date shall be the Competitive Activity Notice Date and (II) the Repurchase Price per Common Unit shall equal the lesser of (i) the Common Unit Repurchase Price of such Unit as of the Determination Date and (ii) the excess, if any, of (a) the price at which the Executive purchased such Common Unit over (b) the aggregate amount of any distributions made prior to the Determination Date to the Executive in respect of such Common Units. If the Executive has disposed of any Units for cash or other consideration prior to the repurchase date (including, but not limited to, to the Partnership or the Investors pursuant to Section 7(a) or Section 7(b)), the Partnership shall have the right to recoup from the Executive an amount of cash in respect of the Units disposed of equal to (A) the aggregate amount of cash and the aggregate value of all securities actually received by the Executive in connection with all of such dispositions minus (B) the aggregate amount of cash that would have been received by the Executive in respect of the disposed Units pursuant to the first sentence of this Section 7(d)(iii) if the disposed Units had been owned by the Executive on the Determination Date (such right of recoupment, the “Sold Unit Clawback”). Any amount to be repaid by the Executive pursuant to this Section 7(d)(iii) shall be subject to further reduction for taxes paid by the Executive on the amounts received for the Units disposed of, to the extent that the Partnership reasonably determines that the taxes paid by the Executive will not be able to be recouped by the Executive in any manner in the same or a subsequent tax year.

For purposes of this Section 7, (I) the “Common Unit Repurchase Price” shall equal the Fair Market Value of a Common Unit as of the Determination Date, and (II) the “Profits Unit Repurchase Price” of a Profits Unit shall equal (A) the Fair Market Value of a Common Unit as of the Determination Date minus the Benchmark Amount of the applicable Profits Unit, plus (B) (x) the amount of distributions (other than Tax Distributions) made on a Common Unit after the Grant Date but not made on such Profits Unit (if any) minus (y) any Tax Distributions received by the Executive in respect of such Profits Unit that have not been repaid by offsetting distributions subsequent to such Tax Distributions. For avoidance of doubt, if the Profits Unit Repurchase Price of a Profits Unit is not greater than zero as of the Determination Date, then the Profits Unit shall be forfeited to the Partnership without any payment to the Executive without further action required by any Person. For avoidance of doubt, distributions contributed to the escrow arrangement referred to in Section 3.1(c) of the Partnership Agreement shall not be treated as having been made on a Profits Unit hereunder unless and until actually distributed to the Management LLC from such escrow account and further distributed to such Executive.

(e) Closing of Purchase; Payment of Repurchase Price. Subject to Section 7(g), the closing of a purchase pursuant to this Section 7 shall take place at the principal office of the Partnership on a business day selected by the Partnership no later than the 90th day following the Determination Date. Subject to the periods specified in the immediately preceding sentence, the closing date, once scheduled, may be adjourned or accelerated by the Partnership in its discretion. At the closing, (i) the Partnership or the Investors, as the case may be, shall, subject to Sections 7(f) and 7(g), pay the Repurchase Price to the Executive and (ii) if the Executive actually holds any certificates or other instruments representing Units purchased, the Executive shall deliver to the Partnership such certificates or other instruments, appropriately endorsed by the Executive or directing that the Units be so transferred to the purchaser thereof, as the Partnership or Management LLC may reasonably require. Prior to the closing, at the request of the Partnership, the Executive (or, if applicable, the Executive’s estate or legal representative) and Management LLC shall execute and deliver a unit repurchase agreement evidencing the purchase pursuant to this Section 7 in form delivered to the Executive and Management LLC by the Partnership consistent with the provisions of this Agreement and containing customary releases relating to such purchase. By entering into this Agreement and purchasing the Units, the Executive and Management LLC hereby appoint the Partnership as their true and lawful attorney-in-fact, with full power of substitution, and authorize the Partnership to take such actions as the Partnership may deem necessary or appropriate to effect the sale and transfer of the Units pursuant to this Section 7 on the closing date, including, without limitation, executing any powers of attorney or stock power or stock repurchase agreement.

(f) Application of the Repurchase Price to Certain Loans or Other Obligations. The Partnership and the Investors shall be entitled to apply any amounts otherwise payable pursuant to this Section 7 to discharge any indebtedness of the Executive to the Partnership or any of the Subsidiaries or indebtedness that is guaranteed by the Partnership or any of the Subsidiaries or to offset any such amounts against any other obligations of the Executive to the Partnership or any of the Subsidiaries.

(g) Certain Restrictions on Repurchases; Delay of Payment of Repurchase Price. Notwithstanding any other provision of this Agreement, the Partnership shall not be permitted or obligated to make any payment with respect to a repurchase of any Units if (i) such repurchase (or the payment of a dividend by a Subsidiary to the Partnership to fund such repurchase) would result in a violation of the terms or provisions of, or result in a default or an event of default under any of the Financing Agreements, (ii) such repurchase would violate any of the terms or provisions of the Partnership Agreement, the Management LLC Agreement or applicable law, (iii) the Partnership has no funds legally available to make such payment under applicable law or (iv) such repurchase would otherwise violate applicable law. If payment with respect to a repurchase by the Partnership otherwise permitted or required under this Section 7 is prevented by the terms of the preceding sentence, such repurchase shall occur as aforesaid, but (i) the payment of the applicable Repurchase Price (and the corresponding required repurchase actions with respect to Management LLC) shall be postponed and will take place at the first opportunity thereafter when the Partnership has funds legally available to make such payment and when such payment will not result in any default, event of default or violation under any of the Financing Agreements or in a violation of any term or provision of the Partnership Agreement, the Management LLC Agreement or applicable law, (ii) such repurchase obligation shall rank against other similar repurchase obligations with respect to Units according to priority in time of the effective date of the event giving rise to such repurchase and (iii) the Repurchase Price, except in the case of a termination for Cause or a repurchase by reason of the Executive’s Competitive Activity, shall be increased by an amount equal to interest on such Repurchase Price for the period during which payment is delayed at an annual rate equal to the weighted average cost of the Partnership’s senior secured bank indebtedness outstanding during the delay period.

(h) Right to Retain Units. If the options of the Partnership and the Investors to purchase the Units pursuant to this Section 7 are not exercised within the applicable time periods specified in Section 7(a) with respect to all of the Units, the Executive and Management LLC shall be entitled to retain the remaining Units, although those Units shall remain subject to all of the other provisions of this Agreement, the Partnership Agreement and the Management LLC Agreement, as applicable.

(i) Notice of Termination; Etc. Prior to an IPO, the Partnership shall give prompt written notice to the Investors of any termination of the Executive’s employment with the Partnership or any determination of Competitive Activity by the Executive and of the Partnership’s decision whether or not to purchase Units pursuant to Section 7(a). The Partnership and the Investors shall give prompt written notice to Management LLC of the decision whether or not to purchase Units pursuant to Section 7(a).

(j) Expiration upon an IPO. The provisions of this Section 7 shall terminate upon an IPO, provided that (i) such termination shall not affect the Partnership’s repurchase right following a termination for Cause or a repurchase by reason of the Executive’s Competitive Activity that was effective (or deemed to be effective) prior to such IPO or any payment obligation postponed pursuant to Section 7(g), and (ii) the right of the Partnership and the Investors to repurchase Units by reason of Competitive Activity by the Executive and the related Sold Unit Clawback shall continue following an IPO.

(k) Allocation of Purchase Rights. The Executive acknowledges and agrees that the Investors may allocate its purchase rights under this Section 7, as among itself and its Affiliates, in such manner as it, in its sole discretion, may determine from time to time.

Section 8. Cooperation in connection with an IPO. The Executive shall cooperate with the Partnership and take such actions as may be requested by the General Partners in order to effectuate a Reorganization in connection with an IPO.

Section 9. Holdback Agreements. If the Partnership (or a successor thereto) files a registration statement under the Securities Act with respect to an underwritten public offering of Units (including successor equity interests), the Executive shall not effect any public sale (including a sale under Rule 144 under the Securities Act or other similar provision of applicable law) or distribution of any Units (including successor equity interests), other than as part of such underwritten public offering, during the 20 days prior to and the 180 days after the effective date of such registration statement (or such other period as may be generally applicable to or agreed by the Partnership’s senior-most executives). If the Partnership files a prospectus in connection with a takedown from a shelf registration statement, the Executive shall not effect any public sale (including a sale under Rule 144 under the Securities Act or other similar provision of applicable law) or distribution of any Units (including successor equity interests), other than as part of such offering, for 20 days prior to and 90 days after the date the prospectus supplement is filed with the Securities and Exchange Commission (or such other period as may be generally applicable to or agreed by the Partnership’s senior-most executives).

Section 10. Certain Definitions

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” has the meaning given in the Partnership Agreement.

“Agreement” means this Executive Common Unit and Profits Unit Agreement, as amended from time to time in accordance with the terms hereof.

“Benchmark Amount” has the meaning given in the Equity Incentive Plan.

“Cause” has the meaning given in the Equity Incentive Plan.

“Change in Control” has the meaning given in the Equity Incentive Plan.

“Closing” has the meaning given in Section 2(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Unit” means, as required by context, a Common Unit of the Partnership (as defined in the Partnership Agreement) and/or a Common Unit of Management LLC (as defined in the Management LLC Agreement) that relates to such Common Unit of the Partnership, and in each case, if applicable, any securities which may be issued after the Effective Date in respect of, or in exchange for, a Common Unit (which are sometimes referred to herein as “successor equity interests”).

“Common Unit Repurchase Price” has the meaning given in Section 7(d).

“Competitive Activity” has the meaning given in the Equity Incentive Plan.

“Competitive Activity Notice Date” has the meaning given in Section 7(c).

“Determination Date” has the meaning given in Section 7(d).

“Disability” has the meaning given in the Equity Incentive Plan.

“Effective Date” has the meaning given in the Equity Incentive Plan.

“Equity Incentive Plan” means the Core & Main Holdings, LP Equity Incentive Plan adopted by the General Partners, as amended from time to time.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor statute, and the rules and regulations thereunder.

“Executive” has the meaning given in the preamble to this Agreement.

“Exit Event” has the meaning given in the Equity Incentive Plan.

“Fair Market Value” has the meaning given in the Equity Incentive Plan.

“Financing Agreements” means any guaranty, financing or security agreement or document entered into by the Partnership or any Subsidiary from time to time.

“General Partners” has the meaning given in the Partnership Agreement.

“Grant Date” means the date on which the Closing of the purchase of Common Units occurs.

“Investors” has the meaning given in the Equity Incentive Plan.

“Immature Units” has the meaning given in Section 7(d)(i).

“IPO” has the meaning given in the Partnership Agreement.

“Management LLC” means Core & Main Management Feeder, LLC, a Delaware limited liability Partnership.

“Management LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Management LLC, dated as of August 5, 2019, as amended from time to time.

“Partnership” means Core & Main Holdings, LP, a Delaware limited partnership.

“Partnership Agreement” has the meaning given in the Equity Incentive Plan.

“Person” has the meaning given in the Equity Incentive Plan.

“Profits Unit” means, as required by context, a Profits Unit of the Partnership (as defined in the Partnership Agreement) granted hereunder and/or a Profits Unit of Management LLC (as defined in the Management LLC Agreement) that relates to such Profits Unit of the Partnership, in each case subject to the terms of this Agreement and the Equity Incentive Plan and in each case, if applicable, any securities which may be issued after the Effective Date in respect of, or in exchange for, a Profits Unit (which are sometimes referred to herein as “successor equity interests”).

“Profits Unit Repurchase Price” has the meaning given in Section 7(d).

“Reorganization” has the meaning given in the Partnership Agreement.

“Repurchase Price” has the meaning given in Section 7(d).

“Restricted Period” means the duration set forth on the page immediately following the signature page hereof.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision thereto).

“Second Option Period” has the meaning given in Section 7(a).

“Securities Act” has the meaning given in the Equity Incentive Plan.

“Sold Unit Clawback” has the meaning given in Section 7(d)(iii).

“Subscription Agreement” has the meaning given in the Equity Incentive Plan. For the avoidance of doubt, this Agreement constitutes a Subscription Agreement.

“Subsidiary” has the meaning given in the Partnership Agreement.

“Tax Distributions” has the meaning given in the Partnership Agreement.

“Transfer” means any sale, assignment, transfer, pledge, encumbrance, or other direct or indirect disposition (including a hedge or other derivative transaction).

“Units” means Common Units and Profits Units.

“Vesting Commencement Date” means the date set forth on the page immediately following the signature page hereof.

Section 11. Miscellaneous

(a) Authorization to Use Personal Data. The Executive authorizes any Affiliate of the Partnership that employs the Executive or that otherwise has or lawfully obtains personal data relating to the Executive to divulge or transfer such personal data to the Partnership or to a third party, in each case in any jurisdiction, if and to the extent necessary or appropriate in connection with this Agreement or the administration of the Equity Incentive Plan.

(b) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), to the Partnership, Management LLC, the Investors or the Executive, as the case may be, at the following addresses or to such other address as the Partnership, Management LLC, the Investors or the Executive, as the case may be, shall specify by notice to the others:

(i) if to the Partnership, to it as provided in the Partnership Agreement;

(ii) if to Management LLC, to it as provided in the Management LLC Agreement;

(iii) if to the Executive, to the Executive at the Executive’s most recent address as shown on the books and records of the Partnership or Subsidiary employing the Executive; and

(iv) if to the Investors, at:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Fax: (212) 407-5252

with a copy (each of which shall not by itself constitute notice hereunder) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Attention:     Uri Herzberg

Email:           uherzberg@debevoise.com

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof. Copies of any notice or other communication given under this Agreement shall also be given to the Investors pursuant to clause (iv) above.

(c) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Except as otherwise provided herein with respect to the Investors, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(d) Waiver; Amendment.

(i) Waiver. Any party hereto may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, and (C) waive or modify performance of any of the obligations of the other parties under this Agreement, provided that any waiver by the Partnership of the provisions of Section 6 through and including Section 9 or this Section 11(d) must be consented to in writing by the Investors. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, but not limited to, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(ii) Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Executive, the Partnership and Management LLC, provided that the provisions of Section 6 through Section 9 and this Section 11 may be amended by a written instrument executed by the Partnership and Management LLC with the written consent of a majority in interest (solely by number of Common Units) of the employees who hold Common Units; provided, further, that any amendment adversely affecting the rights of the Investors hereunder must be consented to by the Investors.

(e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Partnership, Management LLC or the Executive without the prior written consent of the other parties, provided that any Investors may assign from time to time all or any portion of their rights under this Agreement, to one or more Persons designated by them.

(f) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(g) Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 11(g).

(h) Consent to Electronic Delivery. The Executive hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Executive pursuant to the Management LLC Agreement or applicable securities laws) regarding the Partnership, Management LLC, this Agreement and the Units via electronic delivery, including electronic mail.

(i) Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(k) Interpretive Rule. In the event of any ambiguity regarding the interpretation of this Agreement, this Agreement shall be interpreted by the Administrator to effect the same result, as nearly as practicable, as if the Executive had acquired Common Units of the Partnership and Profits Units of the Partnership directly.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive, the Partnership and Management LLC have executed this Agreement as of the date set forth on the page immediately following the signature page hereof.

THE EXECUTIVE

By:
Name: [•]

Address:

Email address:

CORE & MAIN HOLDINGS, LP

By:
Name:
Title:

CORE & MAIN MANAGEMENT FEEDER, LLC

By:
Name:
Title:

[Executive Name]

Date of Agreement:	[•]

Common Units

Total Purchase
Price:	$[•]

Price Per Common Unit:	US$[•]

Total Number of
Common Units
Purchased:	[•]

Profits Units
Total Number of Profits
Units Granted:	[•]

Benchmark Amount
Per Profits Unit:	US$[•]

Vesting Commencement
Date:	[•]

Restricted Period:	[one year][two years]

Appendix A

Restrictive Covenants

Section 1 Confidential Information.

1.1 The Executive agrees that during the Executive’s employment with the Partnership, and thereafter, the Executive will not disclose confidential or proprietary information or trade secrets related to any business of the Partnership or its Subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques.

1.2 The Executive’s obligations under this Section 1 are indefinite in term.

Section 2 Return of Partnership Property.

2.1 The Executive acknowledges that all tangible items containing any confidential or proprietary information or trade secrets, including without limitation: memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of the Partnership, and its Subsidiaries, and the Executive shall deliver to the Partnership all such material in the Executive’s possession or control upon the Partnership’s request and in any event upon the termination of the Executive’s employment with the Partnership or its Subsidiaries. The Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to the Partnership or its Subsidiaries upon termination of the Executive’s employment or the Partnership’s request.

Section 3 Noncompetition and Nonsolicitation.

3.1 The Executive agrees that during the Executive’s employment with the Partnership, and continuing for the Restricted Period following the date on which the Executive’s employment with the Partnership terminates for any reason, the Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, be employed by, or be connected in any manner with, any person or entity engaged in any business that is (i) located in a region with respect to which the Executive had substantial responsibilities while employed by the Partnership, and (ii)

competitive, with (A) the line of business or businesses of the Partnership or its Subsidiaries in which the Executive was employed with during the Executive’s employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Partnership or its Subsidiaries with respect to which the Executive had substantial exposure during such employment. For avoidance of doubt, if the Executive is a senior officer of the Partnership, the restriction contained herein shall relate to all lines of business of the Partnership and all of its Subsidiaries.

3.2 The Executive agrees that during the Executive’s employment with the Partnership, and for the two (2) year period thereafter, the Executive will not, directly or indirectly, on the Executive’s own behalf or on behalf of another person or entity (i) solicit, recruit, or hire any individual who is, or who within the six (6) months prior to such action was, an employee of the Partnership or its Subsidiaries, or (ii) solicit, aid, or induce any customer of the Partnership or its Subsidiaries to purchase goods or services then sold by the Partnership or its Subsidiaries from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Partnership or any of its Subsidiaries with any of its employees, customers, agents, representatives or suppliers.

Section 4 Remedies.

4.1 The Partnership and the Executive agree that the provisions of this Exhibit A do not impose an undue hardship on the Executive and are not injurious to the public; that these provisions are necessary to protect the business of the Partnership and its Subsidiaries; that the nature of the Executive’s responsibilities with the Partnership provide and/or will provide the Executive with access to confidential or proprietary information or trade secrets that are valuable and confidential to the Partnership and its Subsidiaries; that the Partnership would not issue Units under this Agreement if the Executive did not agree to the provisions of this Exhibit A; that the provisions of this Exhibit A are reasonable in terms of length of time and scope; and that adequate consideration supports the provisions of this Exhibit A. In the event that a court determines that any provision of this Exhibit A is unreasonably broad or extensive, the Executive agrees that such court should narrow such provision to the extent necessary to make it reasonable and enforce the provisions as narrowed. The Partnership reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages for any breach of the Executive’s obligations under this Exhibit A.

Appendix B

Accredited Investor Questionnaire

Please answer each of the following questions (your responses will be kept confidential and will not affect your ability to participate in the Equity Incentive Plan):

		Yes	No
1.	My individual net worth,[1] or my joint net worth with my spouse, currently exceeds U.S. $1,000,000.

2.	My individual income was in excess of U.S. $200,000 in each of the preceding two completed calendar years, or my joint income with my spouse was in excess of U.S. $300,000 in each of those years, and I or we have a reasonable expectation of reaching the same income level in the current calendar year.

[1]

As a general rule, the term “net worth” means the excess of (i) your total assets, excluding your primary residence, over (ii) your total liabilities. For purposes of computing net worth, the value of a primary residence should be excluded from total assets and the value of any mortgage secured by a primary residence should be excluded from total liabilities. However, the portion of any mortgage secured by a primary residence in excess of the estimated fair market value of the primary residence (i.e., if applicable, the portion of a mortgage that is “underwater”) should be included in total liabilities.

Appendix C

JOINDER AGREEMENT

[insert date]

Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement of Core & Main Management Feeder, LLC (“Management LLC”), dated as of August 5, 2019, a copy of which is attached hereto (the “Management LLC Agreement”).

The undersigned signatory, in order to become the owner or holder of Units (as defined in the Management LLC Agreement), by virtue of the issuance by Management LLC of Units to such signatory and/or the transfer of Units to such signatory, hereby agrees that by the undersigned’s execution hereof, the undersigned is a party to the Management LLC Agreement and shall be a “Member” (as defined in the Management LLC Agreement) of Management LLC with respect to the “Common Units” (as defined in the Management LLC Agreement), if any, and the “Profits Units” (as defined in the Management LLC Agreement), if any, in all cases subject to all of the rights, restrictions, conditions and obligations applicable to the Members in respect of such Common Units and/or Profits Units, as applicable, set forth in the Management LLC Agreement. This Joinder Agreement shall take effect and shall become a part of the Management LLC Agreement as of the date first written above (or, if earlier, the effective date of the relevant issuance and/or transfer of Units to the undersigned).

Pls. Print Name:

ACCEPTED:

CORE & MAIN MANAGEMENT FEEDER, LLC

By:
Name:
Title:

Appendix D

SECTION 83(B) ELECTION FORM

[attached]

Information Relating to Section 83(b) Election

Below you will find instructions for completing and filing a tax form in connection with your receipt of Profits Units representing a partnership interest of Management LLC.

Pursuant to the terms of the LLC Agreement, you must file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, within 30 days of the issuance to you of the Units. The consequences of making an 83(b) election are complex and depend on individual circumstances and expectations. We recommend that you consult your own tax advisor regarding your receipt of Profits Units and the tax treatment of Profits Units.

For your convenience, attached is an 83(b) election form for you to complete, which the Company’s outside counsel, Debevoise & Plimpton LLP, will then file with the Internal Revenue Service on your behalf. To complete the form, enter your social security number, and sign and date the form. A copy of the completed form must be returned to Douglas M. Hirn of Debevoise & Plimpton LLP by email at dmhirn@debevoise.com no later than [date].

Should you have any questions, please feel free to contact Douglas M. Hirn via email at dmhirn@debevoise.com or by phone at (212) 909-6490.

STATEMENT UNDER SECTION 83(b) OF THE

INTERNAL REVENUE CODE AND TREASURY REGULATION § 1.83-2(e)

This statement is made pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). I hereby elect the tax treatment described in Section 83(b) of the Code for the property described below. The following information is supplied in accordance with Treasury Regulation § 1.83-2(e).

1.	Taxpayer.

Name:	[name]
Address:

SSN:

2.

Description of Property. The property with respect to which the election is made is [###] units (the “Units”) of a partnership interest (the “Interest”) of Core & Main Management Feeder, LLC, a Delaware limited liability Partnership (the “Company”). The Units referred to herein are those Profits Units described in the Core & Main Holdings, LP Equity Incentive Plan, as amended from time to time.

3.	Date of Transfer and Taxable Year of Election. The Interest was transferred on [date]. This election is being made with respect to calendar year [date].

4.

Nature of Restrictions. Retention of all or a portion of the Interest is conditioned on my continuing to provide services to the entity to which I provide services as well as the achievement of specified performance conditions.

5.

Fair Market Value of the Property. The fair market value of the Interest on the date of transfer (determined without regard to any lapse restriction, as defined in Treasury Regulation § 1.83-3(i)) was equal to $0.00 per Unit, as set forth in item 6 below.

6.	Amount Paid for the Property. The amount paid for the Interest was $0.00 per Unit, the fair market value of each Unit at the time of transfer.

7.	Copies of Election. A copy of this election has been furnished to the Company pursuant to Treasury Regulation § 1.83-2(d).

[name]

Dated: